CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PLIANT THERAPEUTICS, INC.

Pliant Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law” or “DGCL”), does hereby certify as follows:

1.The name of the Corporation is Pliant Therapeutics, Inc. and this corporation was originally incorporated pursuant to the General Corporation Law on June 8, 2015. The Corporation filed with the Secretary of State of the State of Delaware Amended and Restated Certificates of Incorporation on July 9, 2018, December 19, 2019, and June 5, 2020 (the “Restated Charter”).

2.Appendage of Article X, LIMITATION OF LIABILITY FOR OFFICERS

a.Article X is here by appended to the Restated Charter as follows:

“ARTICLE X
LIMITATION OF LIABILITY FOR OFFICERS

An Officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as an Officer, except for liability (a) for any breach of the Officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the Officer derived an improper personal benefit, or (d) in any action by or in the right of the Corporation. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Officers, then the liability of an Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article X by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as an Officer at the time of such amendment, repeal or modification.

For purposes of this Article X, “Officer” shall have the meaning provided in Section 102(b)(7) of the DGCL as the same exists or may hereafter be amended.”

3.That the foregoing amendment was duly adopted by the Board of Directors of the Corporation in accordance with Sections 141 and 242 of the DGCL and was approved by the holders of the requisite number of shares of capital stock of the Corporation acting by written consent in accordance with Sections 228 and 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Certificate of Amendment on this 9th of June, 2025.
PLIANT THERAPEUTICS, INC.
By: /s/ Bernard Coulie______
Name: Bernard Coulie, M.D., Ph.D., M.B.A.
Title: President and Chief Executive Officer

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